Exhibit 77(k)

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

KPMG LLP ("KPMG") previously served as independent auditors for the ING Bond Fund (formerly Aetna Bond Fund), ING Aeltus Money Market Fund (formerly Aetna Money Market Fund), ING Government Fund (formerly Aetna Government Fund) and Brokerage Cash Reserves (the "Funds"). On April 3, 2002 the Funds' Board of Directors dismissed KPMG and selected PricewaterhouseCoopers, LLP as independent auditors for the Funds for fiscal year ended March 31, 2003 upon the recommendation of the Funds' Audit Committee. The Board's selection of PricewaterhouseCoopers LLP did not result from any disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

                               FORM N-SAR, ITEM 77
                            FOR ING SERIES FUND, INC.
                               (THE "REGISTRANT")
                                  on behalf of
                          ING Aeltus Money Market Fund
                                  ING Bond Fund
                               ING Government Fund
                             Brokerage Cash Reserves

                  (EACH A "FUND" AND COLLECTIVELY THE "FUNDS")

The audit reports of KPMG on the financial statements of the Funds as of and for the five-month period ended March 31, 2002 and the years ended October 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

A letter from KPMG is attached as Attachment 1 to this Form N-SAR.

                                  Attachment 1

November 22, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal auditors for the ING Bond Fund, ING Aeltus Money Market Fund, ING Government Fund, Brokerage Cash Reserves (the "Funds"), each a series of ING Series Fund, Inc. and, under the date of April 24, 2002, we reported on the statement of assets and liabilities, including the portfolio of investments, of the Funds as of March 31, 2002, and the related statements of operations for the five-month period ended March 31, 2002 and the year ended October 31, 2001, statements of changes in net assets for the five-month period ended March 31, 2002 and each of the years in the two-year period ended October 31, 2001, and financial highlights for the five-month period ended March 31, 2002 and each of the years in the five-year period ended October 31, 2001. On April 3, 2002, the Funds' Board of Directors terminated our appointment as principal auditors of the Funds effective upon completion of the March 31, 2002 audits.

We have read the Funds' statements included under Item 77K of its Form N-SAR dated November 22, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' stated reason for changing principal auditors.

                                        /s/ KPMG LLP